Exhibit 99


                 RPC, Inc. Reports 2004 First Quarter Results

     -- Revenues for the First Quarter Increased 31.8 Percent over Prior Year

     -- Diluted EPS for the First Quarter Increased to $0.20 from $0.01 in the Prior Year

    ATLANTA, April 28 /PRNewswire-FirstCall/ -- RPC, Incorporated (NYSE: RES) announced its unaudited results for the first quarter ended March 31, 2004. For the quarter ended March 31, 2004, revenues increased 31.8 percent to $80,002,000 compared to $60,700,000 last year. Net income was $5,801,000, or
$0.20 diluted earnings per share, compared to $305,000 or $0.01 diluted earnings per share last year. Operating profit for the quarter was $9,233,000, compared to $825,000 in the prior year. Earnings before interest, taxes, depreciation and amortization were $17,937,000, compared to $8,529,000 in the first quarter of 2003, an increase of 110.3 percent.
    Cost of services rendered and goods sold was $47,107,000, or 58.9 percent of revenues, during the first quarter of 2004, compared to $39,926,000, or
65.8 percent of revenues, in the prior year. This increase was due to the variable nature of many of these expenses, including compensation, materials and supplies expenses and fuel costs, all of which vary with activity levels. As a percentage of revenues, however, these costs decreased because of improved pricing and higher equipment and personnel utilization. In addition, casualty insurance expenses were lower during the first quarter of 2004 than in the prior year due to improved claims experience. Selling, general and administrative expenses increased by 26.5 percent in the first quarter of 2004 to $15,126,000 from $11,953,000 in the prior year. These costs were
19.7 percent of revenues in 2003 and 18.9 percent this year, reflecting the fixed nature of many of these costs, although incentive compensation increased from the prior year due to increased profitability. Depreciation and amortization was $8,536,000 during the quarter, 6.8 percent higher than last year, due to increased capital expenditures made during 2003 and 2004.
    "RPC's first quarter results reflect the continuation of higher activity levels than we experienced at this time last year," stated Richard A. Hubbell, RPC's President and Chief Executive Officer. "Our overall domestic revenues increased due to higher customer activity and some pricing increases, the beginning of our new operations in Kuwait and the impact of the Bronco Oilfield Services acquisition completed at the beginning of the second quarter of 2003. The average domestic rig count during the first quarter was 1,119, 25 percent higher than the same period in 2003. Our revenues grew at a higher rate than the rig count because of the factors mentioned above, slightly offset by continued weakness in the Gulf of Mexico. At the end of the first quarter, the Gulf of Mexico rig count was 10 percent lower than in 2003.
    Hubbell continued, "We continued to make selective capital expenditures during the quarter to position ourselves to take advantage of favorable industry conditions. As always, however, we continued to focus on a strong balance sheet. We made more than $8 million in capital expenditures during the first quarter and finished the period with approximately $13 million in cash. This is lower than at the end of 2003 due to the increased working capital requirements caused by higher revenues, our capital expenditures, and a $4.2 million pension contribution for 2004. This is the first quarter that reflects the results of our recent snubbing contract in Kuwait, which we hope to maintain at current levels for the next several quarters. The international market represents a potential growth opportunity for RPC, and we will continue to explore opportunities that we believe can provide acceptable expected returns on investment and diversify our operations into other surrounding markets and services."

    Summary of Segment Operating Performance
    RPC's business segments are Technical Services and Support Services. Technical Services includes RPC's oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer's well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services include snubbing, coiled tubing, pressure pumping, nitrogen, well control, downhole tools, wireline, fluid pumping, surface production equipment, and casing installation services.
    Support Services includes RPC's oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include drill pipe and related tools, pipe handling, inspection and storage services, work platform vessels, and oilfield training services.
    Both Technical Services and Support Services experienced stronger results due to the increased drilling rig count and related customer activity. Technical Services revenues rose 36.9 percent for the quarter compared to the prior year, driven by higher activity levels and some pricing increases, and
the impact of the Bronco Oilfield Services acquisition.   Support Services
revenues rose by 20.6 percent during the quarter compared to the prior year. This relatively lower increase was due to declines in the activities of our work platform vessels, which were involved in a long-term project during the first quarter of last year. Corporate expenses increased compared to the prior year due to increased salaries and other expenses related to public company compliance requirements, and depreciation related to increased investment in information technology assets.


                                                Three Months Ended March 31,
                                                   2004              2003
                                                       (in thousands)
    Revenues:
       Technical services                        $65,486           $47,818
       Support services                           11,700             9,698
       Other                                       2,816             3,184
    Total revenues                               $80,002           $60,700
    Operating profit (loss):
       Technical services                        $11,150            $2,717
       Support services                              139               (25)
       Other                                        (211)             (238)
       Corporate expenses                         (1,845)           (1,629)
    Total operating profit (loss)                 $9,233              $825
    Other income (expense), net                      149              (318)
    Interest expense, net                             25                15
    Income before income taxes                    $9,357              $492

    RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets. RPC's investor website can be found at www.rpc.net.
    Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding RPC's future performance. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include the possibility of declines in the price of oil and natural gas, which tend to result in a decrease in drilling activity and therefore a decline in the demand for our services, the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity, adverse weather conditions in oil or gas producing regions, competition in the oil and gas industry, and risks of international operations. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2003.
    RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. RPC uses this measure because it believes that EBITDA provides useful information to investors as it represents a measure of pre-tax cash flow available to the company before debt service requirements, if any. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or
2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. The attached schedule shows a reconciliation between EBITDA and Net Income, the most comparable GAAP measure. This reconciliation also appears on RPC's investor website.


    RPC INCORPORATED AND SUBSIDIARIES

    STATEMENTS OF OPERATIONS  (In thousands except per share data)
    Periods ended March 31, (Unaudited)          First Quarter
                                                                   % BETTER
                                               2004          2003   (WORSE)
    REVENUES                                  $80,002      $60,700    31.8  %
    COSTS AND EXPENSES:
    Cost of services rendered and goods
     sold                                      47,107       39,926   (18.0)
    Selling, general and administrative
     expenses                                  15,126       11,953   (26.5)
    Depreciation and amortization               8,536        7,996    (6.8)
    Operating profit                            9,233          825      NM
    Interest expense, net                          25           15   (66.7)
    Other (expense) income, net                   149         (318)     NM
    Income before income taxes                  9,357          492      NM
    Income tax provision                        3,556          187      NM
    NET INCOME                                 $5,801         $305      NM %

    EARNINGS PER SHARE
       Basic                                    $0.21        $0.01     N/M %
       Diluted                                  $0.20        $0.01     N/M %

    AVERAGE SHARES OUTSTANDING
       Basic                                   28,267       28,257
       Diluted                                 28,714       28,657


    RECONCILIATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)

    Periods ended March 31, (Unaudited)          First Quarter

    NET INCOME                                  $5,801      $305      N/M %
    Income tax provision                         3,556       187      N/M
    Total depreciation and amortization  (a)     8,555     8,022      6.6
    Interest expense, net                           25        15    (66.7)
    EBITDA                                     $17,937    $8,529    110.3 %

    (a) Depreciation and amortization was derived from the statements of cash flows. This amount differs from depreciation and amortization presented on the statements of operations due to depreciation related to the manufacturing of goods which is included in cost of services rendered and goods sold.


    RPC INCORPORATED AND SUBSIDIARIES

    CONSOLIDATED BALANCE SHEETS
    At March 31, (Unaudited)                             (In thousands)
                                                     2004              2003
    ASSETS
    Cash and cash equivalents                      $13,229            $3,696
    Accounts receivable, net                        66,338            45,315
    Inventories                                     10,838             8,746
    Deferred income taxes                            5,250             6,136
    Income taxes receivable                          2,074             8,889
    Prepaid expenses and other current assets        3,363             3,387
      Total current assets                         101,092            76,169
    Property, plant and equipment, net             108,916           104,881
    Intangibles, net                                15,905            10,184
    Other assets                                     1,870             1,717
      Total assets                                $227,783          $192,951

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Accounts payable                               $22,038           $12,465
    Accrued payroll and related expenses             6,227             4,257
    Accrued insurance expenses                       3,130             3,916
    Accrued state, local and other taxes               950             1,451
    Current portion of long-term debt                  700               488
    Other accrued expenses                           3,793             1,470
      Total current liabilities                     36,838            24,047
    Accrued insurance expenses                       5,798             4,415
    Long-term debt                                   4,800             2,000
    Pension liabilities                              9,220             7,411
    Deferred income taxes                           13,415             8,581
    Other long-term liabilities                      1,598             1,832
      Total liabilities                             71,669            48,286
    Common stock                                     2,863             2,862
    Capital in excess of par value                  26,833            26,566
    Retained earnings                              133,766           120,394
    Deferred compensation                           (1,015)           (1,258)
    Accumulated other comprehensive loss            (6,333)           (3,899)
      Total stockholders' equity                   156,114           144,665
      Total liabilities and stockholders'
       equity                                     $227,783          $192,951

    Certain prior year balances have been reclassified to conform with the current year presentation.


             RPC INCORPORATED AND SUBSIDIARIES

             CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

             Three months ended March 31,   (unaudited)

             (In Thousands)
                                                      2004               2003

             Operating Activities:
                Net income                           $5,801              $305
                   Depreciation and
                    amortization                      8,555             8,022
                   Other non-cash charges
                    to earnings                       1,218                17
                   Other net changes in
                    operating activities            (15,244)           (6,328)
                     Net cash provided by
                      operating
                      activities                        330             2,016

             Investing Activities:
               Capital expenditures                  (8,625)           (8,253)
               Other investing activities               453              (415)
                    Net cash used for
                     investing activities            (8,172)           (8,668)

             Financing Activities:
               Dividends                               (859)             (715)
               Cash paid for common stock
                purchased and retired                    (6)               (7)
               Other financing activities              (366)             (463)
                    Net cash used for
                     financing activities            (1,231)           (1,185)

               Net decrease in cash and
                cash equivalents                     (9,073)           (7,837)
               Cash and cash equivalents
                at beginning of period               22,302            11,533
               Cash and cash equivalents
                at end of period                    $13,229            $3,696


     For information contact:
     BEN M. PALMER
     Chief Financial Officer
     404.321.2140

     JIM LANDERS
     Corporate Finance
     404.321.2162
     irdept@rpc.net

SOURCE  RPC, Inc.
    -0-                             04/28/2004
    /CONTACT: Ben M. Palmer, Chief Financial Officer, +1-404-321-2140, or Jim Landers, Corporate Finance, +1-404-321-2162, or irdept@rpc.net, both of RPC, Inc./
    /Web site:  http://www.rpc.net/
    (RES)

CO:  RPC, Inc.
ST:  Georgia
IN:  OIL
SU:  ERN